                                EXHIBIT 20.1

                        Independent Auditors' Report


The Directors and Stockholders
Authorize.Net Corporation:


We have audited the accompanying balance sheets of Authorize.Net Corporation (the Company) as of December 31, 1997 and 1998, and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the two year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Authorize.Net Corporation as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the years in the two year period ended December 31, 1998 in conformity with generally accepted accounting principles.



Seattle, Washington                                        KPMG LLP
August 31, 1999

                           AUTHORIZE.NET CORPORATION
                                BALANCE SHEETS

                                                                                                              (UNAUDITED)
                                                                                   DECEMBER 31                  JUNE 30,
                                                                             1997              1998               1999
                                                                       --------------------------------------------------------
ASSETS
Current assets:
   Cash                                                                $      12,376       $     155,179       $  1,621,738
   Accounts receivable, net of allowance for
   doubtful accounts of $0, $0, and $12,150 at
   December 31, 1997, 1998 and June 30, 1999
   (unaudited), respectively.                                                  5,368             199,271            418,770
   Deferred tax assets                                                             -                   -          2,473,495
   Other current assets                                                            -              11,994             11,500
                                                                       --------------------------------------------------------
Total current assets                                                          17,744             366,444          4,525,503
Equipment, net                                                                 6,235              99,894            241,513
Other assets                                                                       -               5,300              5,300
                                                                       --------------------------------------------------------
Total assets                                                           $      23,979       $     471,638       $  4,772,316
                                                                       ========================================================

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
   Accounts payable                                                    $       1,603       $       3,815       $     18,220
   Accrued expenses                                                              813               4,438            143,115
   Accrued compensation and benefits                                          28,562             468,621            217,693
   Merchant funds                                                              6,964             200,131            473,260
   Income taxes payable                                                            -                   -             92,504
                                                                       --------------------------------------------------------
Total current liabilities                                                     37,942             677,005            944,792

Stockholders' equity (deficit):
     Common stock, $0.001 par value
     Authorized shares - 100,000,000
       Issued and outstanding shares - 931,850
       shares at December 31, 1997, 687,850
       shares at December 31, 1998 and 859,295
       shares at June 30, 1999 (unaudited)                                       932                 688                859
       Additional paid in capital                                            124,718          25,795,842         46,015,533
       Accumulated deficit                                                  (139,613)        (26,001,897)       (42,188,868)
                                                                       --------------------------------------------------------
Total stockholders' equity                                                   (13,963)           (205,367)         3,827,524
                                                                       --------------------------------------------------------
Total liabilities and stockholders' equity (deficit)                   $      23,979       $     471,638       $  4,772,316
                                                                       ========================================================


                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.
                                       2

                           AUTHORIZE.NET CORPORATION

                            STATEMENTS OF OPERATIONS


                                                                                                    (UNAUDITED)
                                                               YEARS ENDED                    SIX MONTHS ENDED JUNE 30,
                                                               DECEMBER 31
                                                          1997             1998                 1998            1999
                                                     --------------------------------------------------------------------
Revenues                                             $     62,748    $    2,125,852        $   562,042    $    3,276,783
Cost of revenues                                           10,847            96,794             19,761            92,582
                                                     --------------------------------------------------------------------
   Gross profit                                            51,901         2,029,058            542,281         3,184,201

Operating expenses:
   Selling and marketing                                        -           470,928             98,760           738,249
   Product development                                     95,274           631,963             65,202           204,791
   General and administrative                              93,810         1,124,695            186,945         2,195,653
   Stock compensation                                           -        25,659,635                  -        15,606,080
                                                     --------------------------------------------------------------------
     Total operating expenses                             189,084        27,887,221            350,907        18,744,773
                                                     --------------------------------------------------------------------
     Operating income (loss)                             (137,183)      (25,858,163)           191,374       (15,560,572)

Interest income                                                 -             4,144                  -            10,656
                                                     --------------------------------------------------------------------
Income (loss) before taxes and
extraordinary items                                      (137,183)      (25,854,019)           191,374       (15,549,916)
Income tax expense (benefit)                                    -                 -            103,002        (2,380,991)
                                                     --------------------------------------------------------------------
Income (loss) before
extraordinary items                                      (137,183)      (25,854,019)            88,372       (13,168,925)
Loss on extinguishment of debt, net of tax                      -                 -                  -        (3,018,046)
                                                     --------------------------------------------------------------------
    Net income (loss)                                $   (137,183)   $  (25,854,019)       $    88,372    $  (16,186,971)
                                                     ====================================================================

                   SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                             AUTHORIZE.NET CORPORATION
                      STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                      COMMON STOCK, $0.001
                                                               PAR                                                         TOTAL
                                                 -----------------------------         ADDITIONAL                      STOCKHOLDERS'
                                                      NUMBER OF                          PAID IN      ACCUMULATED          EQUITY
                                                       SHARES           DOLLARS          CAPITAL        DEFICIT           (DEFICIT)
                                                 ----------------------------------------------------------------------------------
Balance at December 31, 1996                              300,000     $      300        $     5,700   $     (2,430)   $       3,570
   Issuance of stock                                      631,850            632            119,018              -          119,650
   Net loss for the year ended December 31,
   1997                                                         -              -                  -       (137,183)       (137,183)
                                                 ----------------------------------------------------------------------------------
Balance at December 31, 1997                              931,850            932            124,718       (139,613)        (13,963)
   Issuance of stock                                       15,000             15             14,985              -          15,000
   Repurchase of stock                                    (75,000)           (75)                 -        (11,925)        (12,000)
   Relinquishment of stock                               (184,000)          (184)            (3,496)         3,660             (20)
   Capital contributed by shareholders
   for stock compensation expense                               -              -         25,659,635              -      25,659,635
   Net loss for the year ended December 31,
   1998                                                         -              -                  -    (25,854,019)    (25,854,019)
                                                 ----------------------------------------------------------------------------------
Balance at December 31, 1998                              687,850            688         25,795,842    (26,001,897)       (205,367)
   Issuance of stock (unaudited)                           49,533             49          4,417,997              -       4,418,046
   Stock compensation expense (unaudited)                       -              -         15,606,080              -      15,606,080
   Proceeds from exercise of stock options
   (unaudited)                                            121,912            122            195,614              -         195,736
   Net loss for the six months ended June 30,
   1999 (unaudited)                                             -              -                  -    (16,186,971)    (16,186,971)
                                                 ----------------------------------------------------------------------------------
Balance at June 30, 1999 (unaudited)                      859,295     $      859        $46,015,533   $(42,188,868)   $  3,827,524
                                                 ==================================================================================

                  SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                           AUTHORIZE.NET CORPORATION
                            STATEMENTS OF CASH FLOWS

                                                                                                             (UNAUDITED)
                                                                YEAR ENDED DECEMBER 31,                SIX MONTHS ENDED JUNE 30,
                                                               1997                 1998                1998               1999
                                                       ----------------------------------------------------------------------------
Cash flows from operating activities:
Net income (loss)                                        $   (137,183)           (25,854,019)      $     88,372     $ (16,186,971)
     Depreciation                                               1,948                 27,349              7,033            31,066
     Stock compensation expense                                     -             25,659,635                  -        15,606,080
     Common stock issued for services provided                    300                      -                  -                 -
     Loss on extinguishment of debt                                 -                      -                  -         3,018,046
     Deferred income tax expense (benefit)                          -                      -                  -        (2,473,495)
Changes in certain assets and liabilities:
     Accounts receivable                                       (5,368)              (193,903)          (297,396)         (219,499)
     Other current assets                                           -                (11,994)                 -               494
     Other assets                                                   -                 (5,300)            (2,324)                -
     Accounts payable                                           1,603                  2,212              4,879            14,405
     Accrued compensation and payroll related                  28,562                440,059             58,358          (250,928)
     liabilities
     Merchants funds                                            6,964                193,167            119,977           273,129
     Income tax payable                                             -                      -            103,002            92,504
     Accrued expenses                                             813                  3,625             55,029            138,677
                                                       ----------------------------------------------------------------------------
                Net cash provided by (used in)               (102,361)               260,831            136,930             43,508
                    operations

Cash flows from investing activities -
     purchases of property, plant and equipment                (4,985)              (121,008)           (42,484)           (72,685)

Cash flows from financing activities:
     Proceeds from issuance of note payable                         -                      -                  -            900,000
     Proceeds from issuance of common stock                   119,350                 15,000                  -            695,736
     Relinquishment of common stock                                 -                    (20)                 -                  -
     Repurchase of common stock                                     -                (12,000)                 -                  -
                                                       ----------------------------------------------------------------------------
                Net cash provided by financing
                    activities                                119,350                  2,980                  -          1,595,736
                                                       ----------------------------------------------------------------------------

                Net increase in cash                           12,004                142,803             94,446          1,466,559
Cash at beginning of period                                       372                 12,376             12,376            155,179
                                                       ----------------------------------------------------------------------------
Cash at end of period                                    $     12,376          $     155,179       $   106,822      $    1,621,738
                                                       ============================================================================

  Supplemental schedule of noncash
  transations:cash flow information:
  Conversion of note payable to common stock             $          -          $           -       $         -      $      900,000
                                                       ============================================================================

                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                            AUTHORIZE.NET CORPORATION

                          Notes to Financial Statements

                           December 31, 1997 and 1998

             (Information as of June 30, 1999 and for the six months
                   ended June 30, 1998 and 1999 are unaudited)




(1)      DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)      DESCRIPTION OF BUSINESS

         Authorize.Net Corporation, a Utah Corporation incepted November 26, 1996, develops, markets and sells a line of products and services that provide solutions for authorizing, processing and managing credit card and electronic check transactions in a real-time on-line environment. The Company serves traditional businesses, e-businesses and financial institutions within the United States.

(b)      PROPERTY, PLANT AND EQUIPMENT

         Property, plant and equipment consist of the following:


                                                          December 31,
                                                        1997       1998      June 30, 1999
                                                       ------     ------     -------------
               Furniture and fixtures                  $    -    $ 31,395       $ 45,389
               Computers, equipment and software        8,824      98,437        200,844
               Vehicles                                     -           -         56,284
                                                       ------     -------       --------
                                                        8,824     129,832        302,517
               Less Accumulated Depreciation            2,589      29,938         61,004
                                                       ------    --------       --------
                                                       $6,235    $ 99,894       $241,513
                                                       ======    ========       ========


         Property, plant and equipment are stated at cost.

         Depreciation is provided using a straight-line method over the following estimated useful lives:

               Furniture and fixtures                                         7 years
               Computers, equipment and software                              3 years
               Vehicles                                                       5 years

(c)      MERCHANT FUNDS

         The Company receives cash from processing certain end user transactions and acts as an agent for merchants pending payment settlement. These funds are included in the Company's cash balance with a corresponding liability entitled Merchant funds.

(d)      INCOME TAXES

         Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and to operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                            AUTHORIZE.NET CORPORATION

                          Notes to Financial Statements

                           December 31, 1997 and 1998

             (Information as of June 30, 1999 and for the six months
                   ended June 30, 1998 and 1999 are unaudited)




(e)      STOCK-BASED COMPENSATION

         The Company accounts for its stock option plans for employees in accordance with the provisions of Accounting Principles Board
         (APB) Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations. As such, compensation expense related to employee stock options is recorded only if, on the date of grant, the fair value of the underlying stock exceeded the exercise price. The Company has also adopted the disclosure-only requirements of Statement of Financial Accounting Standards (SFAS) No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, which allows entities to continue to apply the provisions of APB Opinion No. 25 for transactions with employees and provide pro forma net income (loss) disclosures as if the fair-value based method of accounting in SFAS No. 123 had been applied to employee stock option grants.

(f)      REVENUE RECOGNITION

         The Company recognizes transaction processing revenues, merchant set-up fees, and technology licensing fees as the related services are performed assuming collectibility is probable, fees are fixed and persuasive evidence of an arrangement exist as provided under AICPA Statement of Position 97-2, Software Revenue Recognition (as amended by SOP 98-4 and SOP 98-9). Certain revenues are generated through reseller arrangements. The reseller arrangements call for revenue sharing, the impact of which is included within selling, general and administrative.

(g)      PRODUCT DEVELOPMENT COSTS

         Based on the Company's product development process, technological feasibility is established upon completion of a working model. Costs incurred by the Company between completion of the working model and the point at which the product is ready for general resale have been insignificant. All product development costs have been expensed as incurred.

(h)      CONCENTRATION OF RISK

         The Company acts as an intermediary and facilitator for automated clearing house and credit card transactions. The Company is exposed to risks associated with returned transactions, merchant fraud and transmission of erroneous information related to these transactions. The Company incurred approximately $904,000 in losses for these risks to date.

                            AUTHORIZE.NET CORPORATION

                          Notes to Financial Statements

                           December 31, 1997 and 1998

             (Information as of June 30, 1999 and for the six months
                   ended June 30, 1998 and 1999 are unaudited)




         The Company performs ongoing credit evaluations of its customers' financial conditions and generally does not require collateral with regards to its accounts receivable. The Company maintains reserves for credit losses and such losses have been within management's expectations.

         The Company markets its products directly to merchants or through a reseller network. Two such resellers accounted for more than 10% of revenues. Revenues generated as a result of these resellers are as follows:

                                                       YEAR ENDED DECEMBER 31,                  SIX MONTHS ENDED JUNE 30,
                                                --------------------------------------    --------------------------------------
                                                     1997                  1998                 1998                 1999
                                                ----------------     -----------------    -----------------    -----------------
         Reseller A                             $      25,000              266,990              137,014               50,448
         Reseller B                                     6,399              266,833               74,982              284,974

(i)      USE OF ESTIMATES

         The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(j)      UNAUDITED INTERIM FINANCIAL STATEMENTS

         In the opinion of the Company's management, the June 30, 1998 and 1999 unaudited interim financial statements include all adjustments, consisting of normal recurring adjustments, necessary for fair presentation.

                            AUTHORIZE.NET CORPORATION

                          Notes to Financial Statements

                           December 31, 1997 and 1998

             (Information as of June 30, 1999 and for the six months
                   ended June 30, 1998 and 1999 are unaudited)




(z)     INCOME TAXES

        Income tax expense (benefit) was $0 for the years ended December 31, 1997 and 1998. Income tax expense (benefit) for the six months ended June 30, 1998 and 1999, consists of:

                                                                                     CHANGE IN
                                                                                     VALUATION
                                                      CURRENT        DEFERRED        ALLOWANCE         TOTAL
                                                    ------------- --------------- ---------------------------------
              Six months ended June
                  30, 1998:
                  Federal                           $      92,160             --              --            92,160
                  State and local                          10,842             --              --            10,842
                                                    -------------   -------------   ------------     -------------
                                                    $     103,002             --              --           103,002
                                                    =============   =============   ============     =============
              Six months ended June 30, 1999:
                  Federal                           $           -      (2,017,369)      (112,973)       (2,130,342)
                  State and local                               -        (237,358)       (13,291)         (250,649)
                                                    -------------   -------------   ------------     -------------
                                                    $           -      (2,254,727)      (126,264)       (2,380,991)
                                                    =============   =============   ============     =============

        The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities are as follows:

                            AUTHORIZE.NET CORPORATION

                          Notes to Financial Statements

                           December 31, 1997 and 1998

             (Information as of June 30, 1999 and for the six months
                   ended June 30, 1998 and 1999 are unaudited)


                                                                                                           JUNE 30,
                                                             DECEMBER 31, 1997    DECEMBER 31, 1998          1999
                                                             ------------------   ------------------   ------------------
          Deferred tax assets:
              Current:
              Stock compensation                             $         --                   --              2,277,720
              Trust reserve                                            --                   9,880             100,320
              Accrued bonus and reseller commissions                   --                  41,459              90,838
              Allowance for doubtful accounts                          --                   --                  4,617
              Federal net operating loss carryforward                 47,373               67,038               --
              State net operating loss carryforward                    5,573                7,887               --
                                                             ------------------   ------------------   ------------------

                        Gross deferred tax assets                     52,946              126,264           2,473,495

          Less valuation allowance                                   (52,946)            (126,264)              --
                                                             ------------------   ------------------   ------------------

                        Net deferred tax assets              $         --                   --              2,473,495
                                                             ==================   ==================   ==================


        The provision for income taxes differs from the amount of income tax determined by applying the applicable 34% U.S. statutory federal income tax rate to pretax as a result of the following

                            AUTHORIZE.NET CORPORATION

                          Notes to Financial Statements

                           December 31, 1997 and 1998

             (Information as of June 30, 1999 and for the six months
                   ended June 30, 1998 and 1999 are unaudited)


                                                             DECEMBER 31,    DECEMBER 31,                       JUNE 30,
                                                                 1997            1998        JUNE 30, 1998       1999
                                                            --------------  --------------  --------------   --------------
          Taxes at the U.S. statutory rate                  $  (46,642)     (8,790,366)         65,067        (6,313,107)
          Increases (decreases) in taxes resulting from:
              Change in the valuation allowance for
                deferred tax assets allocated to income
                tax expense                                     52,023          73,318          30,280          (126,264)
              State and local taxes                             (5,476)         (7,718)          7,655          (237,361)
              Non-deductible expenses, including
                certain stock compensation charges               --          8,724,276           --            4,294,243
              Other                                                 95             490           --                1,498
                                                            --------------  --------------  --------------   --------------

                                                            $    --              --            103,002        (2,380,991)
                                                            ==============  ==============  ==============   ==============



        There was a $52,023, $73,318, $30,280 and $(126,264) change in the valuation allowance for the years ended December 31, 1997 and 1998 and for the six months ended June 30, 1998 and June 30, 1999, respectively. The change in the valuation allowance for the years ended December 31, 1997 and 1998 and six months ended June 30, 1998 related to creating a 100% valuation allowance for the periods at hand. The change in valuation allowance for the six months ended June 30, 1999 was due to expected future profitability.

        Management believes that the Company's net deferred tax assets at June 30, 1999 are more likely than not to be realized based on future profitability expectations. Failure to meet such profitability expectations could result in increases to the valuation allowance for deferred tax assets.

(3)     COMMON STOCK

        During 1998, the Company repurchased 75,000 shares of common stock for $12,000. Also during 1998, two original founders of the Company relinquished 184,000 shares of common stock back to the Company for minimal consideration, and five original founders sold 324,800 shares of common stock to the current officers of the Company, who were also among the original founders. The sale of the common stock shares among shareholders resulted in a benefit to the purchasing shareholders and as

                            AUTHORIZE.NET CORPORATION

                          Notes to Financial Statements

                           December 31, 1997 and 1998

             (Information as of June 30, 1999 and for the six months
                   ended June 30, 1998 and 1999 are unaudited)




        a result, the Company recorded $25,659,635 of stock compensation expense.

(4)     STOCK OPTION PLAN (UNAUDITED)

        In 1999, the Company adopted the 1999 Employee Stock Incentive Plan (the Plan). Under the Company's Plan, the Company may grant options to its employees for up to 250,000 shares of common stock. The following summarizes activity under the plan:

                                                                                                  WEIGHTED AVERAGE
                                                                               SHARES              EXERCISE PRICE
                                                                         --------------------   ----------------------
             Outstanding at December 31, 1998                                       --          $         --

             Granted                                                              202,912               1.36
             Exercised                                                           (121,912)              1.61
             Canceled                                                                --                   --
                                                                         --------------------   ----------------------

             Outstanding at June 30, 1999                                          81,000       $       1.00
                                                                         ====================   ======================


        The stock options granted are immediately vested upon grant and terminate ten years from grant date. Remaining shares available for grant under this plan were 47,088 as of June 30, 1999.

        The Company applies APB Opinion No. 25 and related Interpretations in accounting for its plans and, accordingly, compensation cost is recognized only for those options in which the fair value of the underlying common stock exceeds the exercise price at the date of grant. For the six months ended June 30, 1999, the Company recognized stock compensation expense of $15,606,080 related to the grant of options where the estimated market value of the Company's common stock at the time of grant exceeded the options' exercise price.

                            AUTHORIZE.NET CORPORATION

                          Notes to Financial Statements

                           December 31, 1997 and 1998

             (Information as of June 30, 1999 and for the six months
                   ended June 30, 1998 and 1999 are unaudited)




        The following table summarizes information about stock options outstanding and exercisable at June 30, 1999:


Caption
                                                             WEIGHTED AVERAGE      WEIGHTED AVERAGE
                  EXERCISE PRICE       NUMBER OF SHARES       EXERCISE PRICE       CONTRACTUAL LIFE
          --------------------------   ------------------    ------------------   --------------------
           $           1.00                 81,000           $        1.00              9.6 years

(5)     LEASE COMMITMENTS

        The Company has two operating leases for office space which expire over the next three years. Future minimum lease payments under the operating leases (with initial or remaining lease terms in excess of one year) are as follows:

                     YEAR ENDING DECEMBER 31
      ----------------------------------------------------
      1999                                                  $            64,221
      2000                                                               65,790
      2001                                                               22,248
                                                            ---------------------

                    Total minimum lease payments            $           152,259
                                                            =====================

        Rent expense under noncancelable operating leases amounted to $8,475 and $27,109 for the years ended December 31, 1997 and 1998, respectively and $8,329 and $32,010 for the six months ended June 30, 1998 and 1999, respectively.

                            AUTHORIZE.NET CORPORATION

                          Notes to Financial Statements

                           December 31, 1997 and 1998

             (Information as of June 30, 1999 and for the six months
                   ended June 30, 1998 and 1999 are unaudited)

(6)     EXTRAORDINARY ITEM (UNAUDITED)

        In April 1999, the Company obtained $900,000 through a note facility. In June 1999, the note, along with additional cash of $500,000, was exchanged for 49,533 shares of the Company's common stock at $28.31 per share. The fair value of the stock exchanged exceeded the carrying amount of the note, and as a result of settling the note with common stock, the Company recorded an extraordinary loss of $3,018,046 net of tax expense of $0.

(7)     SUBSEQUENT EVENTS

        On July 1, 1999, Go2Net, Inc. acquired 100% of the outstanding shares of the Company in exchange for $13,500,000 in cash and common stock of Go2Net, Inc. valued at $77,000,000. The purchase agreement also provides for an earn-out provision, of up to $55,000,000 if revenues and net income meet specified levels.


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